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                                                                    EXHIBIT 99.8

                    [TOWER FINANCIAL CORPORATION LETTERHEAD]




Dear Friend:

     I am pleased to offer you an investment opportunity. We are raising capital through an offering of additional shares of our common stock. Enclosed are a Prospectus, an Order Form and other materials relating to the Rights Offering and Limited Public Offering being conducted by Tower Financial Corporation. Before making an investment decision, please review the enclosed Prospectus, which describes Tower Financial Corporation and the Offerings.

     The Rights Offering is directed to our existing shareholders, and the Limited Public Offering is directed to a limited number of offerees selected by Tower Financial Corporation, in our sole discretion. THE LIMITED PUBLIC OFFERING IS EXPECTED TO EXPIRE AT THE CLOSE OF BUSINESS ON AUGUST 28, 2002, unless we extend it. We do not intend to extend the Limited Public Offering past September 12, 2002, but if we do, we will allow subscribers to change their subscriptions. The price per share, $10.75, applies to both the Rights Offering and the Limited Public Offering. The maximum number of shares for which you may subscribe in the Limited Public Offering is 100,000 shares, unless we waive this limitation in our sole discretion. There is no minimum subscription requirement.

     If you wish to participate in the Limited Public Offering, complete, execute and submit the enclosed Order Form, along with full payment for shares ordered. You may use the enclosed return envelope, hand delivery, overnight delivery or registered mail. Please be sure your Order Form and full payment are received by the Subscription Agent prior to the close of business on August 28, 2002.

     If you have questions about completing your Order Form, you may contact our Subscription Agent at the telephone numbers indicated on the Order Form. I have asked a representative of our lead marketing agent, Stifel Nicolaus & Company, Incorporated, to call you. Please feel free to ask them any questions you may have about the Limited Public Offering or Tower Financial Corporation.

                                             Sincerely,


                                             Donald F. Schenkel
                                             Chairman of the Board, President
                                             and Chief Executive Officer


THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.